Exhibit 99.1

KalVista Pharmaceuticals Reports Fiscal First Quarter Results

– Portfolio of Oral Plasma Kallikrein Inhibitors for Treatment of Hereditary Angioedema Continues to Advance –

– Intravitreal Diabetic Macular Edema Candidate KVD001 Remains on Track for Phase 2 in 2017 –

Cambridge, MA, USA and Porton Down, UK., September 14, 2017 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors, today reported operational and financial results for the fiscal first quarter ended July 31, 2017.

“We continue to make progress with our portfolio of oral plasma kallikrein inhibitors in pursuit of our goal of a best-in-class oral therapy for hereditary angioedema,” said Andrew Crockett, Chief Executive Officer of KalVista. “We are completing the first-in-human trial of KVD818 and plan to evaluate final data and determine future development plans as we continue to advance our additional molecules. KVD900 remains on track to be our next candidate to enter clinical testing, with a regulatory filing before the end of 2017, and there will be at least one additional candidate entering the clinic in 2018. We also continue preparations for the Phase 2 clinical trial for our diabetic macular edema program candidate KVD001, which will initiate this year.”

First Quarter and Recent Business Highlights:

•	Edward Feener, Ph.D., gave a talk at the International Society on Thrombosis and Haemostasis (ISTH) Congress entitled “Contact System in Diabetic Retinopathy,” on July 9, 2017 in Berlin, Germany.

Fiscal First Quarter Financial Results:

•	Revenue: Revenue was $0.1 million for the three months ended July 31, 2017, compared to $1.0 million for the same period in 2016. The decrease in revenue is due to the completion of one research grant in the prior year and the decrease of payments received under another research grant in the current year period.

•	R&D Expenses: Research and development expenses were $3.5 million for the three months ended July 31, 2017, compared to $3.4 million for the same period in 2016. The increase in R&D expense primarily reflects the impact of exchange rates on the costs of the Company’s scientific operations in the U.K. On a constant currency basis, overall R&D expenses increased slightly as a result of the addition of research personnel in the U.S.

•	G&A Expenses: General and administrative expenses were $2.1 million for the three months ended July 31, 2017, compared to $2.7 million for the same period in 2016. The decrease was primarily due to a decrease in professional fees in the three months ended July 31, 2017 compared to those incurred in the prior year period related to the share purchase transaction with Carbylan. This decrease was partially offset by an increase in payroll related expenses due to the expansion of the management team and other administrative expenses related to the increased cost of operations as a public company.

•	Net Loss: Net loss was $4.9 million, or $(0.51) per basic and diluted share for the three months ended July 31, 2017, compared to a net loss of $3.4 million, or $(6.66) per basic and diluted share, for the same period in 2016.

•	Cash: Cash and cash equivalents were $26.5 million as of July 31, 2017.

Upcoming Events:

•	Cambridge Healthtech Institute’s Fifth Annual Targeting Ocular Disorders Conference presentation “Plasma Kallikrein Inhibition as a VEGF-Independent Treatment for Diabetic Macular Edema,” on September 28, 2017 in Boston, MA.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceuticals company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. The initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response and which, in excess, can lead to increased vascular permeability, edema and inflammation. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). The Company has created a structurally diverse portfolio of oral plasma kallikrein inhibitors from which it plans to select multiple drug candidates to advance into clinical trials for HAE. The first candidate of this planned portfolio of programs, KVD818, is currently in a first-in-human study and additional program candidates are in preclinical development. KalVista’s most advanced program, an intravitreally administered plasma kallikrein inhibitor known as KVD001, has successfully completed its first-in-human study in patients with DME and is being prepared for Phase 2 studies in 2017.

For more information, please visit www.kalvista.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, available funding and future clinical trial timing and results. Further information on potential risk factors that could affect our business and its financial results are detailed in the annual report on Form 10-K filed on July 27, 2017, our most recent Quarterly Report on Form 10-Q, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

KalVista Pharmaceuticals, Inc.

Leah Monteiro, Corporate Communications & Investor Relations

857-999-0808

lmm@KalVista.com